STOCKHOLDERS' AGREEMENT AGREEMENT, dated as of August 20, 1987, as amended on February 20, 1992, by and among WAKEFERN FOOD CORP., a New Jersey corporation with principal offices located at 5000 Riverside Drive, Keasbey, New Jersey 08832 ("Wakefern"), and each of the member stockholders of Wakefern listed on Schedule 1 hereto (hereinafter individually called a "Stockholder" and collectively the "Stockholders"). W I T N E S S E T H: Premises: A. Wakefern is a corporation operated on the cooperative plan and the Stockholders are retail merchants primarily dealing in consumer products for home use deriving mutual economic and merchandise assistance Wakefern; and B. Each of the Stockholders is an owner of shares of Class B or Class C Common Stock of Wakefern and, in some instances, also of shares of Class A Common Stock of Wakefern (the Class A, B and C Common Stock being hereinafter collectively referred to as the "Common Stock"); and C. Wakefern's viability is based primarily on volume generated by aggregating the purchasing power of all of the Stockholders; and D. The Board of Directors of Wakefern and the Stockholders believe it is in Wakefern's and each of the Stockholder's best interest that the Stockholders continue to purchase their supplies and inventory from Wakefern; and

Stockholders Agreement as of 03.10.16 42905-1 2 E. The Board of Directors and the Stockholders of Wakefern believe it is in Wakefern's and each of the Stockholder's best interest to undertake a major capital expenditure program in order to increase the merchandise handling capacity of Wakefern and to promote retail growth; and F. To induce one or more lending institutions to provide the necessary financing for such capital expenditure program, the Stockholders have agreed, subject to the terms and conditions contained herein, to make certain financial commitments to Wakefern; NOW, THEREFORE, for and in consideration of the premises and the mutual promises and covenants hereinafter contained, Wakefern and the Stockholders hereby agree as follows: 1. COMMITMENT TO PARTICIPATE 1.1. Minimum Patronization Requirement. Each Stockholder, during the term of this Agreement (the "Term"), shall purchase from Wakefern, during each quarter of each fiscal year of Wakefern, at least 85% of such Stockholder's purchases for each of such Stockholder's stores in each of Wakefern's product categories listed on Schedule 2(A) hereto (the "Product Categories"), as the same may be amended from time to time by the Board of Directors of Wakefern (the "Products") and all programs listed on Schedule 2(B) hereto as mandated by the Board of Directors of Wakefern, as the same may be amended from time to time by the Board of Directors of Wakefern (the "Programs"), upon such terms and conditions as to price and delivery as shall be established by Wakefern from time to time. Such purchase and participation commitments shall be called the "minimum patronization requirement." 1.2. Binding Effect. The minimum patronization requirement shall be binding upon all the Stockholders with respect to all supermarkets, food stores and/or grocery stores now or hereafter operated by each such Stockholder, or by any entity or entities with which such Stockholder is affiliated, and that are serviced by Wakefern at site locations approved by

Stockholders Agreement as of 03.10.16 42905-1 3 Wakefern in the manner provided in the By-Laws of Wakefern as the same may be amended from time to time. 1.3 Reports. On or prior to 120 days after the close of each fiscal year of each Stockholder, such Stockholder shall furnish to Wakefern a report showing the dollar amount of such Stockholder's total purchases of the Products in each of Wakefern's product categories and the items included in Wakefern's board mandated Programs purchased from any source for such Stockholder's most recent fiscal year. Upon the written request of Wakefern, a Stockholder shall furnish to Wakefern within 45 days after the close of the fiscal quarter of the Stockholder for which such request is made a report showing the dollar amount of such Stockholder's total purchases of the Products in each of Wakefern's product categories and the items included in Wakefern's board mandated Programs purchased from any source for the Stockholder's fiscal quarter then ended. Each such report shall be subject to review, at the option of Wakefern, by Wakefern's regular independent public accountants. 2. FAILURE TO OBSERVE MINIMUM PATRONIZATION REQUIREMENT; WITHDRAWALS; SALE OF A STORE; SALE OF STOCKHOLDER TO WAKEFERN; RIGHT OF FIRST REFUSAL The Stockholders and Wakefern acknowledge and agree that (a) the failure of one or more Stockholders to observe the minimum Patronization requirement; (b) the Withdrawal (as hereinafter defined) of one or more Stockholders from Wakefern; or (c) the Sale of a Store (as hereinafter defined), will have the effect of increasing the financial burden of all the Stockholders with respect to meeting the financial obligations Wakefern is to assume under its capital expenditure program. Accordingly, each Stockholder agrees as follows: 2.1. Failure to Observe Minimum Patronization Requirement. If a Stockholder fails to meet or refuses to comply with the minimum patronization requirement set forth in Section 1.1

Stockholders Agreement as of 03.10.16 42905-1 4 hereof, such defaulting Stockholder shall be required to pay to Wakefern in cash within 10 days after demand therefore, an amount calculated pursuant to the provisions of Schedule 3 hereto; provided, however, that such payment may be waived, in whole or in part, by an affirmative vote of at least 12 members of the Board of Directors of Wakefern. Such payment obligation may be imposed on a defaulting Stockholder irrespective of the reason that such Stockholder ceases to meet the minimum patronization requirement (other than by, and to the extent of, "force majeure" as hereinafter defined or if an exemption therefrom exists under this Agreement), including, without limitation, by reason of change in control or other disposition of all or a part of such Stockholder's business. The imposition of such payment obligation on such Stockholder shall be binding and conclusive on such Stockholder unless waived pursuant to the provisions contained in Section 2.1. As used herein, "force majeure" shall mean the inability of a Stockholder to purchase Products from Wakefern by reason of events or contingencies beyond such Stockholder's reasonable control including, but not limited to, fire, flood, explosion, sabotage, other natural or made disaster, act of any government, labor dispute, lack of shipping facilities or, without limiting the foregoing, any other circumstance that could not have been avoided with reasonable care. The determination of what constitutes "force majeure" shall be made by the Board of Directors of Wakefern, in its sole discretion. 2.2. Notice of Withdrawals; Withdrawal Payment. Each Stockholder agrees to give Wakefern at least thirty (30) days' prior written notice of the happening of any of the following events (each a "Withdrawal"): (i) a sale or other disposition for value of all or substantially all ShopRite supermarket business of such Stockholder in a single transaction or series of related transactions; or (ii) the merger or consolidation of such Stockholder with or into another entity (irrespective of whether such Stockholder is the surviving or disappearing entity); or

Stockholders Agreement as of 03.10.16 42905-1 5 (iii) the transfer of, or any transaction or series of transactions that have the effect of transferring, a "controlling interest" in such Stockholder (for purposes hereof, a "controlling interest" in such Stockholder shall mean such interest as confers on the holder thereof the power to direct or cause the direction of the management and policies of such Stockholder). Except as provided in Section 2.4 hereof, upon the occurrence of a Withdrawal prior to the expiration of the Term, such Stockholder shall pay to Wakefern an amount calculated pursuant to the provisions of Schedule 4 hereto the ''Withdrawal Payment." Upon payment of the Withdrawal Payment and the payment and discharge of all obligations of such Stockholder incurred hereunder prior to the date of such Withdrawal Payment, such Stockholder shall thereafter have no further obligation under this Agreement. However, such discharge shall in no way affect the obligations of such Stockholder to Wakefern or any affiliate of Wakefern arising under any other agreement or in connection with any transaction or relationship of such Stockholder with Wakefern or such affiliate. 2.3 Notice of Sale of Store; Sale of a Store Payment. (a) Each Stockholder agrees to give Wakefern at least thirty (30) days' prior written notice of the happening of the following event (a "Sale of a Store"): a sale or other disposition (including, without limitation, the closing of a store) other than a Withdrawal, whether by merger, consolidation, sale of capital stock, sale of assets or otherwise, of a supermarket, food or grocery store (a "Store") owned, operated or controlled by such Stockholder, which Store is being serviced by Wakefern. Except as provided in Sections 2.3(b) and (c) or Section 2.4 hereof, upon the occurrence of a Sale of a Store prior to the expiration of the Term, such Stockholder shall pay to Wakefern at the end of each fiscal year thereafter until the earlier to occur of (i) the tenth anniversary of Sale of a Store and (ii) the expiration of the Term, commencing with the fiscal year in which such Sale of a Store occurs, an amount calculated pursuant to the provisions of Schedule 3 hereto (the "Sale of a Store Payment"). If a Stockholder shall be due any payment by Wakefern pursuant to

Stockholders Agreement as of 03.10.16 42905-1 6 Wakefern's Investment Policy as a result of a Sale of a Store, Wakefern may first apply any such amount due such Stockholder to satisfy such Stockholder's indebtedness to Wakefern in respect of any unpaid obligations under notes of such Stockholder pursuant to Wakefern's Investment Policy. Upon payment of all of the Sale of a Store Payments required hereunder and the payment and discharge of all obligations of the Stockholder incurred hereunder prior to the date of such Sale of a Store Payment, such Stockholder shall thereafter have no further obligation to Wakefern under this Agreement with respect to such Store sold. However, such discharge shall in no way affect the obligations of such Stockholder to Wakefern or any affiliate of Wakefern arising under any other agreement or in connection with any transaction or relationship of such Stockholder with Wakefern or such affiliate. (b) Such Stockholder shall not be obligated to make any Sale of a Store Payments if (i) the Store sold in such Sale of a Store (a "Sale of an Underfacilitated Store") has not made a profit for the fiscal year immediately preceding such Sale of a Store and if such Store either (x) has a sales area of less than 20,000 square feet or (y) for the twelve month period immediately preceding such Sale of a Store has average weekly sales of less than $300,000 (an "Underfacilitated Store"); provided, however, that before any Stockholder may effect a Sale of an Underfacilitated Store, such Stockholder must first comply with the provisions of Section 2.7, or (ii) for each year in which the volume of purchases of the Products in each of the Product Categories and Programs by all the ShopRite Stores owned by the affected Stockholder (exclusive of the volume of purchases of the Products incurred as a result of the acquisition of ShopRite Stores from other members of Wakefern during the year in which such Store is sold or during subsequent years to the extent of the volume of purchases for such acquired Stores during the year in which such affected Store is sold the "Purchase Volume" for such year), equals or

Stockholders Agreement as of 03.10.16 42905-1 7 exceeds the "minimum patronization requirement" of such Stockholder (assuming the affected Store had not been sold) for the fiscal year for which such Sale of a Store Payment is to be effected. For the purposes of the calculations specified in this Section 2.3(b) and Section 2.3(c) below, the "minimum patronization requirement" of a Store sold is the "minimum patronization requirement" for such Store for the fiscal year immediately preceding such sale. (c) Notwithstanding anything to the contrary contained in Section 2.3(a) above, if for any year the Purchase Volume of a Stockholder for any year subsequent to the Sale of a Store is less than the "minimum patronization requirement" of such Stockholder (assuming such Store had not been sold) the amount of such deficiency hereinafter referred to as the "Shortfall" but is greater than the "minimum patronization requirement" of such Stockholder for all Stores other than such sold Store, then the Sale of a Store Payment to be made by such Stockholder hereunder for such year shall be reduced to a fraction thereof, the numerator of which is the Shortfall, and the denominator of which is the "minimum patronization requirement" for such sold Store. 2.4 Qualified Successor. Notwithstanding the foregoing provisions of this Section 2, if the purchaser acquiror or successor in any Withdrawal or Sale of a Store is a "qualified successor" (as hereinafter defined), such Stockholder, upon completion of the Withdrawal or Sale of a Store described in said notice, shall be relieved of all obligations under this Agreement with respect to such Withdrawal or Sale of a Store arising at the time of or immediately after the date of completion of such Withdrawal or Sale of a Store. For purposes of this Section 2.4, the term "qualified successor" shall mean Wakefern, a direct or indirect wholly owned subsidiary of Wakefern or any person, firm or corporation that agrees in writing to be bound by all the provisions of this Agreement and the By-Laws of Wakefern as in effect from time to time, is financially sound (as determined by the Board of Directors of Wakefern) and that is neither

Stockholders Agreement as of 03.10.16 42905-1 8 directly nor indirectly (a) an operator or owner of a chain of 25 or more supermarkets, other than ShopRite supermarkets, in the United States, or (b) an owner or operator of one or more supermarkets, other than ShopRite supermarkets, in any of the States of New York, New Jersey, Pennsylvania, Delaware, Maryland, Virginia, Connecticut Massachusetts, Rhode Island, Vermont, New Hampshire or Maine, or in Washington, D.C. 2.5 Implementation of Withdrawal Payment and Sale of a Store Payment. The implementation and mechanics of payment of the Withdrawal Payment and the Sale of a Store Payment shall be determined by the Board of Directors of Wakefern in its sole discretion. The Withdrawal Payment may be waived, in whole or in part, by an affirmative vote of at least two- thirds 2/3 of the members of the Board of Directors of Wakefern, but in no event less than twelve members of such board. 2.6 [INTENTIONALLY OMITTED] 2.7 Right of First Refusal. (a) Any Stockholder desiring to effect the Sale of an Underfacilitated Store to a non- qualified successor in a bona fide transaction shall first offer to sell such Underfacilitated Store to Wakefern at the same price and on the same terms and conditions as those proposed in the transaction between such Stockholder and such purchaser, provided that if such Underfacilitated Store is not to be disposed of for value (a "Section 2.7(c) Sale"), then Wakefern shall have the right to purchase such Underfacilitated Store at its "fair value" (determined in accordance with subsection 2.7(c) below). Each such offer shall be made by written notice to Wakefern, which notice shall provide full details of the proposed sale, including the identity of the proposed purchaser (the "Notice"). Wakefern shall have a period (the "Offering Period") of thirty (30) days or, in the case of a Section 2.7(c) Sale, thirty-five 35 days, in which to accept the offer,

Stockholders Agreement as of 03.10.16 42905-1 9 which acceptance must be in writing (the "Acceptance"). The selling Stockholder shall cooperate fully with Wakefern by making available to Wakefern, upon reasonable notice, during regular business hours, its books, records, assets and properties for examination (b) In the event that Wakefern declines to purchase such Underfacilitated Store during the Offering Period, the Stockholder shall have the right, subject to compliance with all other provisions of this Agreement, including those set forth in this Section 2.3(b) hereof, and all other agreements or rules by which the Stockholder is bound including, without limitation, the By- Laws of Wakefern, to dispose of such Underfacilitated Store upon the terms and conditions (including the price, if any) so stated in the Notice in a bona fide transaction during the thirty (30) day period commencing on the earlier to occur of (i) Wakefern's rejection by written notice to the Stockholder of such Stockholder's offer, or (ii) the Offering Period expires without Wakefern responding to such Stockholder's offer. If such Underfacilitated Store is not disposed of within such thirty (30) day period, then such Underfacilitated Store shall once again be subject to the rights of first refusal set forth in this Section 2.7. (c) For purposes of Section 2.7(a), "fair value" of an Underfacilitated Store shall be determined as follows: Within ten (10) days of the date of delivery of the Notice, Wakefern shall appoint one investment banking firm (the "independent investment banking firm") from among the investment banking firms listed on Schedule 5 hereto (or any other investment banking firm agreed to by the selling Stockholder). Within twenty (20) days after such appointment, the independent investment banking firm shall determine the fair value of the Underfacilitated Store, without taking into account any third party offer made for such Underfacilitated Store and without giving effect to this Agreement. Wakefern shall pay the fee of the independent investment banking firm. The selling Stockholder shall cooperate fully with the independent

Stockholders Agreement as of 03.10.16 42905-1 10 investment banking firm by making available to such firm, upon reasonable notice, during normal business hours, its books, records, assets and properties for examination. In the case of a Section 2.7(c) Sale, not later than ten 10 days following its delivery of the Acceptance, Wakefern shall consummate its purchase of the Underfacilitated Store for a purchase price equal to the fair value determined in accordance with this subsection 2.7(c). Wakefern shall have the right to pay the purchase price in any combination of cash, debt and securities designated by it (the debt or securities so issued shall be (i) redeemable for cash at the option of Wakefern, (ii) negotiable instruments (as such term is defined in the Uniform Commercial Code) and (iii) redeemable for cash at the option of such Stockholder at any time after the second anniversary of the issuance thereof), provided that the aggregate consideration paid by Wakefern is in the opinion of the independent investment banking firm equal in value to the all cash purchase price 3. MISCELLANEOUS 3.1. Effectiveness of Agreement. This Agreement shall become effective upon (i) the approval by the Board of Directors of Wakefern of this Agreement and (ii) the execution of counterpart copies hereof by the Stockholders whose supermarket operations in the aggregate accounted for 75% or more of Wakefern's total sales of Products during Wakefern's fiscal year ended September 27, 1986. In the event that both of said conditions shall not have been fulfilled prior to October 1, 1987, this Agreement shall be null and void and without force or effect. 3.2 Successors and Assigns; New Stockholders. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties hereto. Each new holder of Class B or Class C Stock of Wakefern, as a condition precedent to becoming a holder of such Stock shall be required to execute a counterpart of this Agreement, in which case references herein to a "Stockholder" or "Stockholders" shall include such new stockholder. The provisions of this Agreement shall not

Stockholders Agreement as of 03.10.16 42905-1 11 be binding upon any member-stockholder of Wakefern that does not become a party hereto as a Stockholder. 3.3. Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New Jersey. 3.4 Entire Agreement. From and after October 4, 1987, this Agreement shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof and shall supersede the Stockholders' Agreements by and among Wakefern and certain of its members dated July 2, 1979 and July 6, 1983 (the "Prior Agreements"). The rights and obligations of Wakefern under each of the Prior Agreements shall not be altered or impaired hereby with respect to any member of Wakefern who does not become a party to this Agreement. This Agreement may not be changed or amended, nor any of its provisions waived, discharged or terminated, except by an agreement in writing signed by the Stockholders whose supermarket operations in the aggregate accounted for 75% or more of Wakefern's total sales of the Products to Stockholders who are parties to this Agreement during the fiscal year of Wakefern immediately preceding the date as of which such change, amendment, waiver, discharge or termination is to be effectuated. 3.5. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not limit or define the text hereof. 3.6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement among Wakefern and all the Stockholders. 3.7 Notices. All notices to any party hereto required to be given under this Agreement shall be in writing and sent, by first-class registered

Stockholders Agreement as of 03.10.16 42905-1 12 or certified mail, postage prepaid, if to Wakefern, at its principal executive offices (attention of the President) and if to any Stockholder or any shareholder of any Stockholder, at. the address of such Stockholder set forth on Schedule 1 hereto. 3.8. Term of Agreement. This Agreement, and the rights and obligations of the parties hereto contained herein, shall remain in full force and effect until the Termination Date (as hereinafter defined). For purposes hereof, the "Termination Date" shall mean the date which is the tenth anniversary of the date (hereinafter the "Determination Date") on which the Company receives written notice signed by the Requisite Stockholders (as hereinafter defined) requesting that this Agreement be terminated pursuant to this Section 3.8. For purposes hereof, the term "Requisite Stockholders" shall mean a Stockholder or group of Stockholders whose supermarket operations, in the aggregate, accounted for at least 75% of Wakefern's total sales of the Products during the most recent fiscal year of Wakefern ended prior to the Determination Date to Stock- holders who are parties to this Agreement on the Determination Date.

Stockholders Agreement as of 03.10.16 42905-1 13 IN WITNESS WHEREOF, Wakefern and each of the Stockholders have caused this Agreement to be duly executed as of the date first above written. WAKEFERN FOOD CORP. By: Joseph M. Sheridan President & COO By: (Duly authorized officer or partner of Stockholder) DATED AND EFFECTIVE AS OF: ______________________________

Stockholders Agreement as of 03.10.16 42905-1 14 WAKEFERN FOOD CORP. STOCKHOLDERS SCHEDULE 1 AJS Supermarkets, LLC Ammons Supermarkets, LLC Berat Corporation Bracey’s Supermarket, Inc. Brookdale ShopRite, Inc. Brown’s Super Stores, Inc. Buonadonna Shop Rite, LLC Colligas Family Markets, LP Collins Family Markets, Inc. Cowhey Family Supermarket, LP Cuellar, LLC Delaware Supermarkets, Inc. Drust Markets, LLC Five Star Supermarkets of Norwich, Inc. Food Parade, Inc. Fresh Grocer Holdings, LLC Gallagher Family Markets, LLC Glass Gardens, Inc. GMS Zallie Holdings, Inc. Grade A Markets, Inc. Inserra Supermarkets, Inc. Janson Supermarkets, LLC Joseph Family Markets, LLC K Thompson Foods LLC Kearny Shop-Rite, Inc. Kinsley’s Market of Tannersville, Inc. Klein’s Tower Plaza, Inc. KMLT, LLC KRE Incorporated KTM Supermarkets, Inc. Little Falls ShopRite Supermarkets, Inc. Milford Markets, Inc. Miller Farms Family Markets, LLC Nutley Park Shop Rite, Inc. Perlmart, Inc. Richard J. McMenamin, Inc. Ronetco Supermarkets, Inc. Saker ShopRites, Inc. Shop-Rite of Carteret, Inc. ShopRite of Hunterdon County, Inc. ShopRite of Lincoln Park, Inc. ShopRite of Oakland, Inc. ShopRite of Waterbury, LLC Somerset Stores, LLC Sunrise ShopRite, Inc. Supermarkets of Cherry Hill, Inc. Village Super Market, Inc. Waverly Markets, LLC 4977, LLC

Stockholders Agreement as of 03.10.16 42905-1 15 03/10/16 Corp/Sched 1 SCHEDULE 2 PART A PARTICIPATION REQUIREMENTS – PRODUCT CATEGORIES APPETIZING BAKERY DAIRY DELI EGGS FROZEN FOOD GENERAL MERCHANDISE FULL SERVICE PROGRAMS ENERAL MERCHANDISE GROCERY HABA FUL SERVICE PROGRAMS HABA ICE CREAM ICE CUBES MEAT PHARMACY PRODUCE SEAFOOD SPECIALTY GOURMET & NATURAL FOODS TOBACCO 03/10/16

Stockholders Agreement as of 03.10.16 42905-1 16 SCHEDULE 2 PART B ShopRite Milk Program (where available) Non-Union Retail Medical Insurance General Liability Insurance Program Greeting Cards Magazines Front End Systems 03/10/16

Stockholders Agreement as of 03.10.16 42905-1 17 SCHEDULE 3 In respect of a Stockholder’s minimum patronization requirement for Wakefern’s Products, the amount to be paid to Wakefern in the event of default under Section 2.1 or in the event of a Sale of a Store pursuant to Section 2.3 shall be the difference between the amount of minimum patronization revenues each store should have generated had each store complied with the minimum patronization requirement for each of the categories included in Schedule 2 and the amount of the actual purchases made by each store from Wakefern multiplied by the Profit Contribution factor as contained in the approved Profit Plan of Wakefern for the applicable fiscal year. In respect of a Stockholder’s minimum patronization requirement for Programs mandated by Wakefern’s board of directors, the amount to be paid to Wakefern in the event of default under Section 2.1 shall be determined on an individual program basis by the board of directors of Wakefern. 03/10/16

Stockholders Agreement as of 03.10.16 42905-1 18 SCHEDULE 4 The amount to be paid to Wakefern upon the happening of a Withdrawal pursuant to Section 2.2 shall equal the sum of each amount obtained when (a) the net present value (assuming the prime rate of interest as then in effect at the First Fidelity Bank of Newark, New Jersey) of the “minimum participation requirements” for each of the product categories for the store or stores so sold or withdrawn over the number of years equal to the lesser of (i) ten and (ii) if the Requisite Stockholders have given notice pursuant to Section 3.8 requesting that this Agreement be terminated, the number of years (including the year in which the sale or withdrawal occurs) remaining in the Term, is multiplied by (b) the respective Profit Contribution factor for each of the product categories as contained in the approved Profit Plan of Wakefern for the year in which the sale occurs. For purposes of this Schedule 4, “minimum participation requirements” shall mean the minimum patronization requirements for each of the product categories for such store or stores so sold or withdrawn for the completed fiscal year prior to the year in which the sale or withdrawal occurs. 03/10/16

Stockholders Agreement as of 03.10.16 42905-1 19 SCHEDULE 5 INVESTMENT BANKING FIRMS Goldman Sachs Group, Inc. Bank of America Corporation Lazard Ltd. Prudential Financial, Inc. Morgan Stanley UBS, AG. J. P. Morgan Chase & Co. Citigroup Inc. 03/10/16